UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 12, 2009

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina	27703-8466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 941-9777

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Inspire Pharmaceuticals, Inc. has been notified by Allergan, Inc. (“Allergan”), its co-promotion partner on Elestat® (epinastine hydrochloride ophthalmic solution) 0.05%, that Boehringer Ingelheim (“BI”) has decided not to file infringement lawsuits against Cypress Pharmaceutical, Inc., Paddock Laboratories, Inc., or Sandoz Inc. (“ANDA Filer”) in response to each party’s Paragraph IV Certification notice relating to U.S. Patent No. 7,429,602, a method of treatment patent entitled “Treating Conjunctivitis by Topically Administering an Epinastine Solution to the Conjunctiva” (“Elestat Patent”). BI is the owner of the Elestat Patent. Inspire does not have a license to the Elestat Patent.

Each ANDA Filer notified BI and Allergan that it had filed an Abbreviated New Drug Application, or ANDA, seeking approval for a generic version of Elestat. The date of submission of the first filing to the U.S. Food and Drug Administration (“FDA”) Office of Generic Drugs was October 14, 2008, according to the FDA’s website (www.fda.gov). Inspire plans to continue co-promoting and receiving co-promotion revenues on Elestat sales during the FDA’s review period of these ANDAs. Inspire expects to co-promote Elestat through 2009.

Background

Pursuant to an agreement between Allergan and BI, Allergan developed Elestat for the prevention of ocular itching associated with allergic conjunctivitis.

In December 2003, Inspire entered into an agreement with Allergan to co-promote Elestat in the United States. The Elestat co-promotion agreement provides that unless earlier terminated, the term of such agreement will be in effect until the earlier of (i) the approval and launch of the first generic epinastine product after expiration of the FDA exclusivity period covering Elestat in the United States, or (ii) the approval and launch of the first over-the-counter epinastine product after expiration of the listing of Elestat in the U.S. Food and Drug Administration’s Orange Book. Following the termination of such co-promotion agreement, Inspire will no longer have rights to co-promote Elestat. Inspire will be entitled to receive post-termination payments from Allergan, based on any remaining net sales of Elestat for a period of 36 months. During the initial 12-month period immediately following the termination of the agreement, Allergan shall be obligated to pay to Inspire 20% of any net sales of Elestat in the United States. Allergan will be obligated to pay Inspire 15% of any net sales in the United States in the second 12-month period following termination and 10% of any net sales in the United States in the third, and final, 12-month period following termination of the agreement.

Forward-Looking Statements

The forward-looking statements in this report relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the U.S. Food and Drug Administration’s review of the ANDA filings made by Cypress Pharmaceutical, Inc., Paddock Laboratories, Inc., or Sandoz Inc., including the timing of the FDA’s review and approval of such ANDA filings; the actions of Cypress Pharmaceutical, Inc., Paddock Laboratories, Inc., or Sandoz Inc. in relation to the

FDA’s review and the ANDA filings of the other parties; the actions of Allergan and Boehringer Ingelheim, including the amount of promotion, if any, by Allergan of Elestat® during the 36 month period following termination of the co-promotion agreement between Inspire and Allergan regarding Elestat; the length of time during which Inspire will continue to co-promote and receive co-promotion revenues with respect to Elestat sales during the FDA’s ANDA review period; the amount of the post-termination payments, if any, received by Inspire from Allergan following termination of the Elestat co-promotion agreement; the period during which the Elestat co-promotion agreement will remain in effect. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Thomas R. Staab II
Thomas R. Staab II,
Chief Financial Officer and Treasurer

Dated: February 12, 2009